Exhibit 23.4

June 27, 2025

Amber International Holding Limited

1 Wallich Street,

#30-02 Guoco Tower,

Singaporei

Dear Sir/Madam:

We have acted as legal advisers as to the laws of PRC to Amber International Holding Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”).

We hereby consent to reference our name in the Annual Report of the Company on Form 20-F for the year ended December 31, 2024, which was incorporated by reference into the Company’s Registration Statement on Form S-8 (the “Registration Statement”), and the Registration Statement will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng